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                                                                  EXHIBIT 10.22

                            ASSET PURCHASE AGREEMENT

                                 By and Between

                 The Delicious Frookie Company, Inc., as Buyer,

                                       and

                        Salerno Foods, L.L.C., as Seller


                            Dated as of April 3, 1998
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                                Table of Contents


                                   ARTICLE I.

               ASSETS TO BE PURCHASED AND ASSUMPTION OF OBLIGATIONS............1
        Section 1.1.  Description of Assets....................................1
        Section 1.2.  Assumption of Certain Liabilities........................4
        Section 1.3.  Non-Assignment of Certain Property.......................5
        Section 1.4.  Liabilities Not Assumed..................................6
        Section 1.5.  Preservation of Books and Records........................6

                                   ARTICLE II.

                                 PURCHASE PRICE................................7
        Section 2.1.  Consideration............................................7
        Section 2.2.  Purchase Price Adjustment................................7
        Section 2.3.  Receivables Adjustment...................................9
        Section 2.4.  Sunshine Biscuit Royalty Adjustment.....................10
        Section 2.5.  Purchase Price Allocation...............................10

                                  ARTICLE III.

                                    CLOSING...................................10
        Section 3.1.  Closing.................................................10
        Section 3.2.  Deliveries by Seller....................................11
        Section 3.3.  Deliveries by Buyer.....................................12

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES.......................13
        Section 4.1.  Representations and Warranties of Buyer.................13
        Section 4.2.  Representations and Warranties of Seller
                       .......................................................16

                                   ARTICLE V.

                                   COVENANTS..................................30
        Section 5.1.  Covenants Regarding Conduct of Seller's
                      Business Pending the Closing............................30
        Section 5.2.  Audit...................................................31
        Section 5.3.  No Other Negotiations...................................32
        Section 5.4.  Additional Covenants....................................32
        Section 5.5.  Announcements...........................................33
        Section 5.6.  Sales and Transfer Taxes................................33
        Section 5.7.  Transferred Employees...................................33
        Section 5.8.  End of Use of Trade Names and Corporate
                      Name....................................................35
        Section 5.9.  Retention of Organization...............................35


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                                   ARTICLE VI.

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER ...............35

                                  ARTICLE VII.

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.................36

                                  ARTICLE VIII.

                                INDEMNIFICATION...............................39
        Section 8.1.  Survival of Representations, Warranties
                      and Agreement...........................................39
        Section 8.2.  Indemnification by Seller...............................39
        Section 8.3.  Indemnification by Buyer................................40
        Section 8.4.  Certain Tax Matters.....................................40
        Section 8.5.  Third Party Claims......................................41

                                   ARTICLE IX.

                                  TERMINATION.................................41
        Section 9.1.  Termination by Any Party Hereto.........................41
        Section 9.2.  Termination by Buyer....................................42

                                   ARTICLE X.

                                 MISCELLANEOUS................................42
        Section 10.1. Expenses................................................42
        Section 10.2. Notices.................................................42
        Section 10.3. Entire Agreement........................................43
        Section 10.4. Bulk Sales..............................................43
        Section 10.5. Binding Effect, Benefits, Assignments...................43
        Section 10.6. Applicable Law..........................................44
        Section 10.7. Jurisdiction............................................44
        Section 10.8. Arbitration.............................................44
        Section 10.9. Further Assurances......................................45
        Section 10.10.Counterparts............................................45
        Section 10.11.Headings................................................45


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Schedules

Schedule 1.1(a)Real Property Leases
Schedule 1.1(b)Personal Property
Schedule 1.1(c)Permits
Schedule 1.1(d)Proprietary Rights
Schedule 1.1(e)Personal Property Leases
Schedule 1.1(f)Contracts
Schedule 1.1(g)Receivables
Schedule 1.1(h)Miscellaneous Assets
Schedule 1.1(i)Causes of Action
Schedule 1.1(k)Bank Accounts and Boxes
Schedule 1.2   Assumed Liabilities
Schedule 4.1(a)Consents
Schedule 4.2(b)Consents
Schedule 4.2(g)Employee Benefit Plans
Schedule 4.2(h)Liens, Claims and Encumbrances
Schedule 4.2(i)Proprietary Rights
Schedule 4.2(j)Legal Proceedings
Schedule 4.2(l)Certain Transactions
Schedule 4.2(n)Environmental Matters
Schedule 4.2(p)Licenses
Schedule 4.2(s)Labor Matters
Schedule 4.2(x)Customer Lists
Schedule 5.7   Excluded Employees

Exhibits

Exhibit A      Form of Promissory Note
Exhibit B      Allocation Certificate
Exhibit C      Bill of Sale
Exhibit D      Assumption Agreement
Exhibit E      Assignment of Intellectual Property Rights
Exhibit F      Opinion of Counsel to Seller
Exhibit G      Form of Restrictive Covenant Agreement between
               Buyer and Peter Rogers
Exhibit H      Form of Restrictive Covenant Agreement between
               Buyer and Steve Coates
Exhibit I      Form of Restrictive Covenant Agreement between
               Buyer and Ron Davies, Jr.
Exhibit J      Form of Amendment to Pate's Bakery Supplier
               Contract
Exhibit K      Form of Escrow Agreement
Exhibit L      Form of Buyer Solvency Certificate
Exhibit M      Form of Security Agreement
Exhibit N      Form of Trademark Security Agreement
Exhibit O      Opinion of Counsel to Buyer
Exhibit P      Form of Polhill Assumption Agreement
Exhibit Q      Financial Statements of Buyer
Exhibit R      Financial Projections of Buyer
Exhibit S      Pro Forma Balance Sheet of Buyer
Exhibit T      Subordination Agreement
Exhibit U      Form of First Amendment to Financing Agreement


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                            ASSET PURCHASE AGREEMENT

            THIS AGREEMENT dated as of April 3, 1998 by and between The Delicious Frookie Company, Inc., a Delaware corporation ("Buyer"), and Salerno Foods, L.L.C., a Delaware limited liability company ("Seller").

                              W I T N E S S E T H:

            WHEREAS, Seller is engaged in the development, marketing and sale of cookies, crackers and related food products (the "Business"); and

            WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the assets used in the Business, upon the terms and subject to the conditions set forth in this Agreement; and

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

              ASSETS TO BE PURCHASED AND ASSUMPTION OF OBLIGATIONS

            Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery from Seller, of all right, title and interest of Seller at the Closing in and to all of the assets, properties, rights (contractual or otherwise) and business of Seller that are owned by Seller and are used in connection with the business and operations of the Business including, without limitation, those set forth below:

            (a) The leases of real property listed on Schedule 1.1(a) (the "Real Property Leases"), along with all appurtenant rights, easements and privileges appertaining or relating thereto and construction in progress, if any, and leasehold improvements owned by Seller relating to the real property subject to such leases;

            (b) All inventory, raw materials, packaging materials, machinery, equipment, tooling, parts, furniture, supplies, vehicles, office equipment and other tangible personal property used in conducting the Business (the "Personal
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      Property"), including, without limitation, the Personal Property listed on
      Schedule 1.1(b);

            (c) All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body used in conducting the Business (to the extent the same are transferable by Seller to Buyer) (the "Permits") including, without limitation, the Permits listed on Schedule 1.1(c);

            (d) All industrial and intellectual property rights used in conducting the Business, including without limitation, patents, patent rights, patent applications, inventions, trade secrets, processes, formulas, customer lists, distribution rights and shelfspace, proprietary rights, proprietary knowledge, computer software, trademarks, names, service marks, brand marks, brand names, trade names, source or object code, copyrights, trade secrets relating to or arising from any proprietary process, symbols and logos used in conducting the Business and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office (collectively, the "Proprietary Rights") including, without limitation, the Proprietary Rights listed on Schedule 1.1(d);

            (e) All leases of equipment or other tangible personal property used in conducting the Business and listed on Schedule 1.1(e) (the "Personal Property Leases");

            (f) All contracts, agreements, contract rights, license agreements, customer contracts, distribution and shelfspace agreements and other franchise rights and agreements, purchase and sales orders, quotations and executory commitments, instruments, asset-based lines of credit, royalty agreements, third party guaranties, indemnifications, arrangements and understandings, whether oral or written, to which Seller is a party (whether or not legally bound thereby) and used in conducting the Business (the "Contracts"), including, without limitation, the Contracts listed on
      Schedule 1.1(f);

            (g) All accounts receivable relating to or arising out of the operation of the Business (the "Receivables") including, without limitation, the Receivables listed on Schedule 1.1(g);

            (h) All cash, security deposits, prepaid expenses, certificates of deposit, commercial paper, marketable


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      securities and other miscellaneous assets of the Business (the
      "Miscellaneous Assets") including, without limitation, the Miscellaneous Assets listed on Schedule 1.1(h);

            (i) All causes of action, judgments, claims or demands of whatever kind or description relating to the Business which Seller has or may have against any other person or entity (the "Causes of Action") including, without limitation, the Causes of Action listed on Schedule 1.1(i);

            (j) all lists and records pertaining to the current customers, suppliers, distributors, personnel and agents of the Business and all other books, ledgers, files, documents, and correspondence of the Business and all interest of Seller in and to telephone numbers and all listings pertaining to the Business as it currently exists in all telephone books and other directories;

            (k) All bank accounts and safe deposit boxes used in the conduct of the Business (the "Bank Accounts and Boxes") including, without limitation, the Bank Accounts and Boxes listed on Schedule 1.1(k); and

            (l) All goodwill relating to the Business.

            All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereinafter collectively referred to as the "Property."

            Notwithstanding the foregoing, the following assets of the Business (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby, and, as such, are not included in the Property:

            (i) the minute books, capital stock records, Certificate of Formation, Operating Agreement and seal of Seller, together with annual and other company reports filed with the State of Delaware and other states in which Seller is qualified to do business, and all other documents and correspondence that relate to Seller's company organization and maintenance thereof, and any and all tax returns and records relating to state and federal income taxes;

            (ii) all insurance policies, including, without limitation, all rights to receive proceeds of insurance policies and all rights of offset, counterclaims and insurance coverage thereunder;

            (iii) any and all income tax credits and refunds;


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            (iv) all rights of Seller with respect to the claims, refunds, causes of action, rights of recovery, rights of set-off and all other rights and assets of every kind and nature related to the Excluded Liabilities (as defined below);

            (v) all rights of Seller with respect to the claims, refunds, causes of action rights of recovery, rights of set-off and all other rights and assets of every kind and nature (a) under that certain Asset Purchase Agreement dated as of January 11, 1996 between Sunshine Biscuits, Inc. and Seller (the "Sunshine Agreement") or (b) related to its members or managers;

            (vi) all monies to be received by Seller and all other rights of Seller under (a) this Agreement, the Promissory Note, the Escrow Agreement and the other agreements, documents, and instruments executed or delivered in connection with this Agreement, (b) the Sunshine Agreement, and (c) the Polhill Indemnity (as defined below); and

            (vii) the right to receive mail and other communications addressed to Seller relating to any of the assets described in the foregoing clauses (i) through (vi) or the Excluded Liabilities.

            Section 1.2. Assumption of Certain Liabilities. On the Closing Date (as hereinafter defined), Buyer shall, subject to Section 1.4, assume and hereby agrees to pay, perform and discharge, when due, only those debts, liabilities, obligations and commitments of Seller which are set forth below:

            (a) all liabilities of Seller reflected on the February 28, 1998 balance sheet contained in the Financial Statements (as defined below) and, without limitation, all liabilities of Seller reflected on the balance sheet contained in the Reviewed Financial Statements (as defined below);

            (b) accounts payable, accrued expenses and other liabilities as listed on Schedule 1.2, including, without limitation, accrued salaries, wages and vacation pay with respect to Transferred Employees (as hereinafter defined);

            (c) debts, liabilities, obligations and commitments arising under the Real Property Leases (including, without limitation, accrued real estate taxes not yet due and payable with respect to the Real Property Leases), Permits, Personal Property Leases and the Contracts transferred to Buyer;

            (d) the indebtedness owing and other obligations of Seller to Bank One, Milwaukee, N.A. in an amount not to exceed $2,848,003;


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            (e) all of Seller's obligations to NCH Promotional Services ("NCH")
arising from NCH's services with respect to product coupons;

            (f) all of Seller's obligations listed on Schedule 1.2 under open purchase orders with respect to co-packers;

            (g) any liabilities of Seller under collective bargaining agreements pertaining to employees of Seller; any liabilities of Seller to pay severance benefits to employees of Seller whose employment is terminated in connection with or following the sale of the Property pursuant to the provisions hereof (except to the extent any such liability is expressly retained by Seller under Sections 1.4 and 5.7); any liability in connection with Buyer's offers of employment to former employees of Seller; or any liability under any Federal or state civil rights or similar law, or the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Sec. 2101 et seq. (the so-called "WARN Act"), resulting from the termination of employment of employees; and

            (h) all other liabilities of Seller (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), incurred by Seller in the ordinary course of the Business as of the Closing Date.

            The liabilities of Seller being assumed by Buyer are hereinafter collectively referred to as the "Assumed Liabilities."

            Section 1.3. Non-Assignment of Certain Property. To the extent that the assignment hereunder of the Real Property Leases, or any of the Permits, Personal Property Leases or Contracts (a "Consent Contract") shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof; provided, however, that in each such case, Seller shall use its good faith efforts to obtain the consents of such other party to an assignment to Buyer without being obligated to pay any fees or to make any other payments to any party to obtain any such consents. If such consent is not obtained, (i) such Real Property Lease, Permit, Personal Property Lease or Contract shall not be deemed assigned at Closing, (ii) Buyer shall act as Seller's agent to perform Seller's obligations thereunder and shall so perform, and (iii) Seller, at Buyer's expense, shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the full benefits of any such Real Property Lease, Permit, Personal Property Lease or Contract including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person with respect to any such Real Property Lease, Permit,


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Personal Property Lease or Contract. When such consents to the transfer, conveyance and assignment of a Consent Contract have been obtained, if ever, such Consent Contract shall thereupon automatically be transferred, conveyed and assigned to Buyer, and the obligations and liabilities of Seller under such Consent Contract shall automatically cease to be excluded from the Assumption Agreement (as hereinafter defined) by reason of this Section 1.3, without the payment of any additional consideration.

            Section 1.4. Liabilities Not Assumed. With the exception of the Assumed Liabilities, Buyer shall not by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any debt, liability, obligation or commitment of any nature of Seller, whether relating to any of Seller's other assets, operations, businesses or activities, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date (including, but not limited to, any debt, liability, obligation or commitment arising from any environmental liability of Seller, any pension liability of Seller occurring prior to the Closing Date or any liabilities of Seller for past employment practices) (the "Excluded Liabilities"). As referenced in Section 5.7(f), Seller shall retain responsibility for severance payments with respect to those of Seller's former employees hired by Buyer but terminated by Buyer within 30 days after the Closing Date in an aggregate amount not to exceed $50,000 (calculated at the rate of one week's pay for each year of service with the initial service year to commence on the later of (i) January 1, 1996 or (ii) the year such employee commenced service with Seller for each Transferred Employee which is terminated by Buyer). Seller shall retain responsibility for any claims by Keebler that any setoffs taken by Seller (inclusive of any setoffs residing in accounts payable of Seller as of February 28, 1998) were invalid according to Keebler. Seller shall retain responsibility for any claims made by Keebler Company that the setoffs described on Schedule 1.4 hereto (inclusive of any such setoffs made by Seller against accounts payable to Keebler Company which are reflected in the Financial Statements), which setoffs represent all the setoffs taken by Seller against Keebler Company from the inception of Seller, were invalid. Seller shall retain all such rights of setoff and the causes of action and rights of recovery with respect thereto. Seller shall retain responsibility for the agreements set forth on Schedule 4.2(l).

            Section 1.5. Preservation of Books and Records. Seller will preserve and maintain all books and records of the Business in its possession and not otherwise transferred to Buyer pursuant to this Agreement until at least December 31, 1998. Seller shall provide Buyer and its auditors, employees and agents with full access to the records of Seller (other than Seller's attorney-client communications and work product and Seller's charter documents and Operating Agreement) upon reasonable notice during


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normal business hours and shall allow Buyer and its auditors, employees and agents, at Buyer's expense, to make copies of such documents, records and other information pertaining to the Business as Buyer may reasonably request. If Seller desires to dispose of any such books and records at the end of such period or before the expiration of such period, Seller will first give written notice thereof to Buyer and will, at Buyer's option and expense, appropriately package and deliver such books and records to Buyer at such location as Buyer shall designate. If upon receiving written notice of Seller's desire to dispose of books and records, Buyer does not direct Seller to deliver such books and records within 45 days, then Seller may dispose of such books and records without violating the terms of this Agreement.

                                   ARTICLE II.

                                 PURCHASE PRICE

            Section 2.1. Consideration. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the Property and the restrictive covenants set forth in the Restrictive Covenant Agreements (as hereinafter defined), and in full payment therefor, at the Closing and subject to any adjustment as provided in Sections 2.2, 2.3 and 2.4 hereof, Buyer shall:

            (a) assume the Assumed Liabilities as provided in Section 1.2 hereof;

            (b) pay to Seller in cash by wire transfer of immediately available funds in accordance with Seller's written instructions to Buyer not later than two days prior to the Closing Date, the sum of THREE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($3,250,000);

            (c) pay TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) in cash by wire transfer of immediately available funds into escrow pursuant to an Escrow Agreement in the form attached hereto as Exhibit K (the "Escrow Agreement") which amount shall be payable thereafter pursuant to the terms thereof; and

            (d) issue to Seller a promissory note (the "Promissory Note") in the aggregate principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), in the form attached hereto as Exhibit A.

            Section 2.2. Purchase Price Adjustment. The purchase price for the Property shall be adjusted by an amount equal to the Working Capital Adjustment (as defined below) in accordance with the terms of this Section 2.2. Altschuler, Melvoin and Glasser LLP ("AMG"), independent certified public accountants, shall conduct a


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review of the Financial Statements (as hereinafter defined). Buyer shall deliver to Seller within 60 days after the Closing Date (the "Delivery Date") the Financial Statements with such adjustments made in accordance with AMG's review as well as a computation of working capital (the "Reviewed Working Capital") of Seller as of February 28, 1998 (the "Reviewed Financial Statements"). If within 30 days following the Delivery Date, Seller has not given Buyer written notice of its objection to the Reviewed Financial Statements (the "Objection Notice"), then the Reviewed Working Capital of Seller will be used to determine the Working Capital Adjustment (as defined below). If Seller provides Buyer with an Objection Notice in accordance with this Section 2.2, then Buyer and Seller will, for a period of 15 days thereafter, attempt in good faith to resolve such objection. If Buyer and Seller cannot agree on the Working Capital within such 15 day period, the working capital shall be determined by a nationally recognized independent accounting firm acceptable to both Buyer and Seller (the "Certified Working Capital"), the costs of such accounting firm to be borne equally by Buyer and Seller. The Working Capital Adjustment shall be equal to
(i) the Reviewed Working Capital or Certified Working Capital, as the case may be, plus (ii) $650,000.

        Working Capital      =      total Current Assets (as defined
                                    under U.S. GAAP (as defined below),
                                    but including non-refundable
                                    deposits) less total Current
                                    Liabilities (as defined under U.S.
                                    GAAP) and excluding the royalty
                                    payable to Keebler Company (as
                                    successor to Sunshine Biscuits,
                                    Inc.).

        The Working Capital  =      Reviewed or Certified Working
          Adjustment                Capital, as applicable, plus
                                    $650,000.

            In the event the Working Capital Adjustment is negative, such amount shall be released from escrow to Buyer in accordance with the terms of the Escrow Agreement. If such negative Working Capital Adjustment exceeds the $250,000 held in escrow pursuant to the Escrow Agreement, the balance shall be offset against any payment to be made by Buyer to Seller in accordance with
Section 2.4, but in no event shall a negative Working Capital Adjustment exceed the $250,000 held in escrow plus any such payment under Section 2.4.

            In the event the Working Capital Adjustment is positive, Buyer shall pay such amount to Seller on or before the earlier of (i) seven (7) days after the date Seller gives notice to Buyer, if any, that Seller shall not deliver an Objection Notice (which date shall not be earlier than the Delivery Date), (ii) 120 days after the Closing Date or (iii) the consummation of an initial public


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

offering of Buyer's common stock, $.01 par value, from which Buyer receives gross proceeds of at least $7,000,000, but in no event shall such payment to Seller exceed $650,000, and the $250,000 of escrowed funds shall be released to Seller pursuant to the Escrow Agreement.

            For example, if the Reviewed Working Capital or Certified Working Capital, as the case may be, is negative $500,000, then the Working Capital Adjustment would be positive $150,000 resulting in a payment by Buyer to Seller of $150,000 and the release of the $250,000 of escrowed funds pursuant to the Escrow Agreement to Seller.

            Alternatively, if the Reviewed Working Capital or Certified Working Capital, as the case may be, is negative $1,000,000 and the payment owing to Seller pursuant to Section 2.4 is $50,000, then the Working Capital Adjustment would be negative $350,000 resulting in the release from escrow to Buyer of the $250,000 escrowed funds and an offset of $50,000 against the $50,000 owing to Seller pursuant to Section 2.4.

            Section 2.3. Receivables Adjustment. In the event that the amount of Receivables actually collected by Buyer within 90 days after the Closing Date (the "Receivables Adjustment Date") is less than (A) the sum of (i) all Receivables reflected on the balance sheet of Seller as of February 28, 1998 included in the Financial Statements net of reserves reflected thereon plus (ii) all Receivables reflected on Seller's books and records for the period beginning on March 1, 1998 and ending on the date immediately preceding the Closing Date net of reserves reflected thereon minus, (B) $50,000 minus, (C) the amount of reduction of Receivables, if any, resulting from the Working Capital Adjustment (the net amount described in clauses (A), (B) and (C) being the "Gross Receivables"), then Buyer and Seller shall settle the difference between the Gross Receivables and collected Receivables in accordance with this Section 2.3. Within 10 days after the Receivables Adjustment Date, Buyer and Seller shall in good faith mutually agree upon which outstanding Receivables are uncollectible. If Buyer and Seller cannot mutually agree upon such uncollectible Receivables, then the uncollectible Receivables shall be determined by a nationally recognized independent accounting firm acceptable to both Buyer and Seller, the costs of such accounting firm to be borne equally by Buyer and Seller. Upon the final determination of the uncollectible Receivables (whether by mutual agreement or by such independent accounting firm), Seller shall pay to Buyer within 10 days thereafter the difference between the Gross Receivables and the Receivables actually collected by Buyer as of such final determination. Concurrently, with such payment, if any, to Buyer, Buyer shall reassign to Seller all of such uncollected Receivables. Buyer will endorse (if necessary) and deliver to Seller within three (3) business days after Buyer's


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

receipt thereof, any cash, checks or other documents received by Buyer on account of any such reassigned Receivables.

            Buyer shall maintain a separate receivables, cash application, and lockbox management system substantially similar to Seller's for the Receivables for at least 120 days after the Closing Date. Buyer shall collect the Receivables in the ordinary course of business and use all commercially reasonable efforts to collect the Receivables purchased herein. Buyer shall not, without the written consent of Seller (which consent will not be unreasonably withheld and will be at no cost to Buyer) compromise or settle for less than 85% of the full value any of the Receivables. Buyer shall advise Seller (promptly following Buyer's becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to the Receivables. In the absence of any dispute by an account debtor with respect to a Receivable concerning a Receivable or an account debtor indicating that a payment should be applied to a particular invoice, all monies received from a debtor will be applied by Buyer to the oldest Receivable. Payments indicating application to a particular invoice or invoices will be applied to that invoice. If an account debtor with respect to a Receivable notifies Buyer of a dispute by such account debtor concerning a Receivable, all monies received from such account debtor will be applied to the undisputed portion, if any, of such Receivable.

            Section 2.4. Sunshine Biscuit Royalty Adjustment. Within 120 days after the Closing Date, AMG will estimate the royalties owing by Seller to Keebler Company under the Sunshine Agreement for the period from the Closing Date to January 23, 1999 (the "Estimated Royalties") and deliver to Seller a notice setting forth the Estimated Royalties (the "Royalties Notice") immediately thereafter. If within 15 days following the delivery of the Royalties Notice, Seller has not given Buyer written notice of its objection to the Royalties Notice (the "Royalties Objection Notice"), the Estimated Royalties will be used in the calculation described in and be subject to the last sentence of this paragraph. If Seller provides Buyer with a Royalties Objection Notice in accordance with this Section 2.4, then the estimated royalties under the Sunshine Agreement will be determined by a nationally recognized independent accounting firm acceptable to both Buyer and Seller (the "Certified Estimated Royalties"), the costs of such accounting firm to be borne equally by Buyer and Seller. In the event that the Estimated Royalties or the Certified Estimated Royalties, as the case may be, are less than $550,000, then, subject to Section 2.2, within 120 days after the Closing Date, Buyer shall pay Seller an amount equal to $550,000 less the Estimated Royalties or the Certified Estimated Royalties, as the case may be.

            However, in the event the actual royalties paid to Keebler Company by Buyer for such period are less than the

Estimated Royalties or the Certified Estimated Royalties, as the case may be, Seller agrees it is owed no further compensation whatsoever. Moreover, in the event that the actual royalties paid to Keebler Company by Buyer for such period exceed the Estimated Royalties or the Certified Estimated Royalties, as the case may be, Buyer agrees it is owed no further adjustment or consideration from Seller whatsoever.

            Section 2.5. Purchase Price Allocation. Seller and Buyer hereby agree that the aggregate purchase price for the Property shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on the allocation certificate attached hereto as Exhibit B (the "Allocation Certificate"). Buyer, Seller and the members of Seller shall file all federal, state and local tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth in such Allocation Certificate.

                                  ARTICLE III.

                                     CLOSING

            Section 3.1. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all conditions set forth herein at the offices of Freeborn & Peters, 311 South Wacker Drive, Chicago, Illinois 60606, or at such other time and place as Buyer and Seller shall mutually agree (the date on which such closing occurs being herein referred to as the "Closing Date").

            Section 3.2. Deliveries by Seller. At the Closing, Seller shall deliver to Buyer duly and properly executed, the following:

            (a) The General Conveyance, Assignment and Bill of Sale, in the form attached hereto as Exhibit C (the "Bill of Sale") and such deeds, assignments, certificates of title and other instruments of transfer and conveyance, conveying, selling, transferring and assigning to Buyer title to all of the Property (subject to Section 1.3), free and clear of all security interests, liens, charges or encumbrances whatsoever, except for those assumed by Buyer pursuant to this Agreement or the Assumption Agreement, approved in writing by Buyer prior to the Closing; together with the written consents of all parties necessary in order to duly transfer such title to the extent obtained;

            (b) The Assumption Agreement, in the form attached hereto as Exhibit D (the "Assumption Agreement");

            (c) The Assignment of Intellectual Property Rights in the form attached hereto as Exhibit E (the "Assignment of Intellectual Property Rights");

            (d) Resolutions of the managers authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder, certified by a manager of Seller;

            (e) A certificate of the Secretary of State of Delaware and Illinois, dated as of a recent date, as to the existence and good standing of Seller in such states;

            (f) Certificates of a manager of Seller in accordance with Section 7.1(d) hereof;

            (g) An opinion of Freeborn & Peters, counsel to Seller, dated the Closing Date, in the form attached hereto as Exhibit F;

            (h) The Restrictive Covenant Agreements to be entered into and by and between Buyer and each of Peter Rogers, Steve Coates and Ron Davies, Jr., each in the form attached hereto as Exhibits G, H and I, respectively (the "Restrictive Covenant Agreements");

            (i) An amendment (the "Pate Amendment") to Seller's current supplier contract with Pate's Bakery, L.L.C. ("Pate") in the form attached hereto as Exhibit J;

            (j) The Escrow Agreement; and

            (k) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

            Section 3.3. Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the Purchase Price in accordance with Section 2.1, and shall deliver to Seller, all duly and properly executed, the following:

            (a) The Assumption Agreement;

            (b) Resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer;

            (c) A certificate of the Secretary of State of Delaware and Illinois dated as of a recent date as to the existence and good standing of Buyer in such state;

            (d) Certificates of the President and/or the Secretary of Seller in accordance with Section 6.1(d) hereof;

            (e) The Pate Amendment;

            (f) The Restrictive Covenant Agreements;

            (g) A certificate dated the Closing Date, in substantially the form of Exhibit L, signed by the Chief Financial Officer of Buyer, certifying that Buyer is Solvent (as hereinafter defined) on the Closing Date after giving effect to the transactions contemplated hereby;

            (h) The Promissory Note;

            (i) A Security Agreement dated the Closing Date, in substantially the form of Exhibit M, executed by Buyer in favor of Seller as security for the obligations under the Promissory Note, together with the financing statements described therein (the "Security Agreement");

            (j) A Trademark Security Agreement dated the Closing Date, in substantially the form of Exhibit N, executed by Buyer in favor of Seller as security for the obligations under the Promissory Note (the "Trademark Security Agreement");

            (k) The Escrow Agreement;

            (l) An opinion of Olshan Grundman Frome & Rosenzweig LLP, counsel to Buyer, dated the Closing Date, in the form attached hereto as Exhibit O; and

            (m) Such other separate instruments of assumption that Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer's assumption of the Assumed Liabilities.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

            Section 4.1. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the date hereof that:

            (a) Corporate Organization; Requisite Authority to Conduct Business. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as now being conducted and as contemplated to be conducted immediately following the

      Closing. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements to be executed by Buyer pursuant hereto and to consummate the transactions contemplated hereby and thereby; and this Agreement and all other agreements to be executed by Buyer pursuant hereto have been duly authorized and approved by Buyer's Board of Directors and no further action on the part of Buyer, its Board of Directors, or its shareholders will be necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement or such other agreements. Except as set forth on Schedule 4.1(a) hereto, there are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Buyer to execute and deliver this Agreement or any other agreement to be executed by Buyer pursuant hereto and to consummate the transactions contemplated hereunder or thereunder and no action, waiver or consent by any federal, state, municipal or other governmental department, commission or agency ("Governmental Authority") is necessary to make this Agreement or any other agreement to be executed by Buyer pursuant hereto a valid instrument binding upon Buyer in accordance with its terms. At or prior to the Closing, Buyer will deliver to Seller a copy of the resolutions of its Board of Directors approving the execution and delivery of this Agreement and all other agreements to be executed by Buyer pursuant hereto and the consummation of all of the transactions contemplated hereby and thereby, duly certified by an authorized officer of Buyer.

            (b) Execution and Delivery. Buyer has less than $100 million of total assets and revenues (within the meaning of ss.7(a) of the Clayton Act, 15 U.S.C. ss.18A, and the rules, regulations, statements and interpretations promulgated thereunder) ("HSR Assets and Revenues"), and assuming as of its last regularly prepared balance sheet and income statement, Seller had less than $100 million of HSR Assets and Revenues, Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or any other agreement to be executed by Buyer pursuant hereto. This Agreement has been duly executed and delivered by Buyer and all other agreements to be executed by Buyer pursuant hereto will be duly executed and delivered by Buyer as of the Closing Date (assuming this Agreement has been duly authorized, executed and delivered by Seller) and when so executed and delivered, will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.

            (c) No Conflicts; Absence of Defaults. Except as set forth on
      Schedule 4.1(a), the execution, delivery and performance of this Agreement, and all other agreements to be executed by Buyer pursuant hereto, by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate (a) Buyer's Certificate of Incorporation or By-laws or (b) any law, administrative regulation or rule or court order, writ judgment or decree applicable to Buyer except for any such conflict or violation which would not reasonably be expected to cause any material adverse change in Buyer's business operations (as now conducted), assets, properties or rights, prospects or condition (financial or otherwise), or combination thereof which reasonably could be expected to result in any such material adverse change (a "Buyer Material Adverse Effect"); except as set forth on
      Schedule 4.1(a), nor will the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby constitute a breach of, or any event of default under, any material contract, license or agreement, permit, instrument or obligation to which Buyer or by which any of its assets is bound, or by which Buyer or any of its assets may be bound or affected except for any such breach or default which would not reasonably be expected to cause a Buyer Material Adverse Effect.

            (d) Broker. Other than Condor Ventures, Inc., no broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission from Buyer in connection with the transactions contemplated hereby based upon the arrangements made by or on behalf of Buyer.

            (e) Litigation. There is no suit, action or administrative or other legal proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Buyer threatened against Buyer in connection with or relating to the transactions contemplated by this Agreement, or any other agreement to be executed by Buyer pursuant hereto, and Buyer does not know or have any reason to be aware of any basis for the same.

            (f) Solvency. Buyer is Solvent (as defined below). Buyer will not fail to be Solvent as a result of the execution and delivery of this Agreement or any of the other agreements, documents, or instruments to which it is a party or as a result of the transactions contemplated hereunder.

            "Solvent" shall mean, when used with respect to any person or entity, that at the time of determination:

                  (i) it is then able and expects to be able to pay its debts as they mature; and

                  (ii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

            (g) Financial Commitments. Buyer has a non-binding commitment letter from Republic Acceptance Corporation for a loan facility having proceeds sufficient to satisfy all of the indebtedness of Seller under its credit facility with Banc One, Milwaukee, N.A. and (2) a non-binding letter of intent from Gaines, Berland Inc. to sell for Buyer's own account an aggregate of $7,000,000 of common stock of Buyer in an initial public offering of such common stock.

            (h) Financial Statements and Projections.

                  (1) Buyer has delivered to Seller the audited balance sheet and related statements of income, retained earnings, statement of cash flow, and changes in stockholders equity for Buyer as of December 31, 1997 and for the fiscal year then ended, accompanied by the report thereon of AMG. Buyer has also delivered to Seller the unaudited balance sheet and related statements of income and changes in financial position for Buyer as of February 28, 1998 and for the two months then ended. Such financial statements are attached hereto as Exhibit
Q. To the best of Buyer's knowledge, all such financial statements have been prepared in accordance with U.S. GAAP and present accurately and fairly the financial position of Buyer as at the dates thereof and its results of operations for the periods then ended.

                  (2) The projections of Buyer, attached hereto as Exhibit R, and the pro forma projected balance sheet of December 31, 1998 attached hereto as Exhibit S represent Buyer's best estimate of Buyer's future financial performance for the periods set forth therein and in the case of the pro forma projected balance sheet, as if the transaction contemplated by this Agreement had occurred on such date and on the Closing Date. The projections have been prepared on the basis of the assumptions set forth therein, which Buyer believes are fair and reasonable in light of current and reasonably foreseeable business conditions.

            (i) No Default. Buyer is not in default with respect to any indebtedness, note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which Buyer is a party or by which it is bound and Buyer has not received any notice or demands with respect to the same, which default or demand would materially and adversely affect the Buyer's property, business, operations, or condition (financial or otherwise).

            Section 4.2. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the date hereof that:

            (a) Company Existence; Subsidiaries. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own, operate or lease the Property and to carry on the Business as now being conducted. Complete and correct copies of the Certificate of Formation of Seller and all amendments thereto, certified by the Secretary of State of the State of Delaware, and the Operating Agreement of Seller, and all amendments thereto, certified by a manager Seller have previously been delivered to Buyer. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of the Property or the transaction of the Business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not in the aggregate reasonably be expected to cause any material adverse change in Seller's business operations (as now conducted), assets, properties or rights, prospects or condition (financial or otherwise), or combination thereof which reasonably could be expected to result in any such material adverse change (a "Seller Material Adverse Effect") on Seller. Seller does not own (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture, association or other entity.

            (b) Authorization; Validity. Seller has all requisite power and authority to enter into this Agreement and all agreements, documents and instruments required to be executed by Seller pursuant hereto (collectively, the "Basic Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby without the approval of any third party. All necessary limited liability company action including, without limitation, the approval of Seller's managers, has been taken by Seller with respect to the execution, delivery and performance by Seller of this Agreement and the Basic Documents and the consummation of the transactions contemplated hereby and thereby, and no further authorization will be necessary to authorize the execution and delivery by Seller hereof and thereof, and the performance of its obligations hereunder or thereunder. Except as set forth on Schedule 4.2(b), there are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Seller to execute and deliver this Agreement and the Basic Documents and to consummate the transactions contemplated hereunder and thereunder. As of its last regularly prepared balance sheet and income statement, Seller had less than $100 million of HSR Assets and Revenues, no action, waiver or consent by any Governmental Authority is necessary to make this Agreement and the Basic Documents, as appropriate, a valid instrument binding upon Seller in accordance with its respective terms. This Agreement and the Basic Documents have been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.

            (c) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement or any of the Basic Documents nor the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the provisions hereof and thereof will breach or conflict with any of the terms, provisions or conditions of the Certificate of Formation or the Operating Agreement of Seller; violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Seller or any of the Property, which would have a Seller Material Adverse Effect; except as set forth on
      Schedule 4.2(b), violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Seller is a party or by which Seller is or may be bound with respect to the Property or the Business, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to, the Property, which would have a Seller Material Adverse Effect; or result in the loss of any license, franchise, legal privilege possessed by Seller or give a right of termination to any party to any agreement or other instrument to which Seller is a party or by which any of its properties are bound, which would have a Seller Material Adverse Effect. Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the Basic Documents, the failure of which would have a Seller Material Adverse Effect.

            (d) Financial Statements. Seller has heretofore delivered to Buyer true and complete copies of Seller's unaudited balance sheets, income statements and statements of cash flows for the years ended December 31, 1996 and 1997 and for the two-month period ended February 28, 1998 (together with the related notes, such financial statements are referred to in this Agreement as the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Seller as of the respective dates thereof and the results of operations of Seller for the periods indicated. The Financial Statements accurately reflect the accrued royalty owing by Seller to Keebler Company pursuant to the Sunshine Agreement as of the date of the Financial Statements.

            (e) Absence of Certain Changes in Events. Since February 28, 1998, Seller has conducted its Business in the ordinary course, and there has not been with respect to Seller:

                  (i) Any Seller Material Adverse Effect;

                  (ii) Other than in the usual and ordinary course of business, any increase in amounts payable by Seller to or for the benefit of or committed to be paid by Seller to or for the benefit of any officer, consultant, agent or employee of Seller, in any capacity, whether in the form of salary, bonus, consulting fee, directors fee or otherwise, or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person;

                  (iii) Any transaction entered into or carried out by Seller other than in the ordinary and usual course of its Business resulting in the incurrence of liabilities or obligations of Seller;

                  (iv) Any material change made in the methods of doing business or in the accounting principles or practices or the method of application of such principles or practices;

                  (v) Any mortgage, pledge, lien, security interest,
            hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Property which will not be discharged prior to the Closing except for Permitted Liens (as hereinafter defined);

                  (vi) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of its properties or assets, individually in excess of $25,000, or in the aggregate in excess of $50,000, excluding sales of inventory held for sale in the ordinary course of business;

                  (vii) Any purchase of or any agreement to purchase capital assets or any lease or any agreement to lease, as lessee, any capital assets individually in excess of $25,000 or in the aggregate in excess of $50,000;

                  (viii) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any term, condition or provision of any contract, agreement, license or other instrument to which Seller is a party, which would have a Seller Material Adverse Effect, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of its Business;

                  (ix) Any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the Business in excess of $25,000 individually, or $50,000 in the aggregate;

                  (x) Any strike, picketing, work slowdown or labor disturbance;
            or

                  (xi) To Seller's knowledge, any change in any law, rule or regulation applicable to or binding upon Seller, the Business or the Property, which would have a Seller Material Adverse Effect.

            (f) Taxes and Tax Returns. (i) For purposes of this Agreement, (A) the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, use, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax; and (B) the term "Tax Return" shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

                  (ii) Seller has (A) filed with the appropriate taxing authorities all Tax Returns required to be filed for any period ending on or before the Closing Date (or are properly on extension), and all such filed Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes shown to be due on such Tax Returns, together with any penalties or fines due in connection therewith. There are no liens for Taxes upon the assets of Seller except for statutory liens for current Taxes not yet due and payable. Seller has not received any outstanding notice of audit or is undergoing any audit of Tax Returns or has received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by Seller with respect to any Tax Returns which relate to Seller. Seller has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years which change would effect the accounting for tax purposes, directly or indirectly, of Seller. Seller has not filed any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors, and is not liable for any Taxes for failure to comply with such laws, rules and regulations.

            (g) Employee Benefit Plans; Employees. (i) Schedule 4.2(g) contains a list of all plans, agreements or arrangements relating to deferred compensation, pension, profit sharing, money purchase or other retirement benefits, membership interests purchase, membership interests grant, membership interests option, membership interests appreciation rights, and other equity-based compensation or benefits, salary, bonus, commission, incentive, severance, parachute or change in control payments or benefits, health and welfare benefits, life, disability or other insurance benefits, layoff or unemployment benefits, or any other employee benefits or fringe benefits maintained or contributed to by Seller, or under which Seller has any liabilities or obligations including, but not limited, to any employee benefit plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans"). For purposes of this Section 4.2(g), references to Seller include any entity affiliated with Seller under Sections 414(b), (c) and (m) of the Code or Section 4001(b) of ERISA (excluding any foreign affiliate of Seller). Seller is not required to contribute to, and has no liability under or with respect to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. Seller has previously delivered to Buyer true and complete copies of (i) each written Plan, including all amendments to date, (ii) the most recent Form 5500 and schedules thereto for each Plan required to file the same, (iii) where applicable, trust or other funding agreements or policies under each Plan,
      (iv) where applicable, investment management or other service agreements in respect of each Plan, (v) where applicable, the most recent actuarial reports and financial statements relating to each Plan, (iv) where applicable, the most recent determination letter from the Internal Revenue Service regarding each Plan intended to be qualified under Section 401(a) of the Code, (vii) summary plan descriptions and any other material employee communications with respect to each Plan and (viii) all employment or personal handbooks, policies or manuals.

            (ii) All material obligations of Seller existing on or prior to the date hereof, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to or in respect of any Plan have been paid, or adequate accruals for such payments have been made by Seller on its books of account.

            (iii) Each Plan has been administered and operated in all material respects in accordance with its terms and applicable law. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and each related trust is exempt from tax under
      Section 501(a) of the Code. Except for required contributions, benefit accruals, and administrative expenses, no material liability under ERISA or the Code or the terms of a Plan has been incurred or, based upon existing facts, may reasonably be expected to be incurred by Seller with respect to any Plan except for any such liabilities that have been fully settled and discharged. None of the Plans, nor any trust created thereunder, has engaged in any non-exempt material "prohibited transaction" as such term is defined in Section 4975 of the Code and
      Section 406 of ERISA, which involves Seller.

            (iv) Each of the Plans is, and in administering each of the Plans, Seller is, in material compliance with all applicable laws including, without limitation, ERISA and the Code. Seller has not incurred any liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, with respect to any employee benefit plan subject to any of those provisions, and there exist no facts, conditions or circumstances which would make it reasonable to anticipate that Seller will incur any such liability.

            (v) The projected benefit obligation, within the meaning of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board, under each Plan which is subject to Title IV of ERISA, determined on the basis of actuarial assumptions ordinarily used under such Plan as of the most recent actuarial valuation date for such Plan and as of December 31, 1997, does not exceed the current value of all of the assets of such Plan.

            (vi) All reports relating to the Plans required to be filed with or furnished to any governmental body, agency or court, Plan participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law.

            (vii) There are no actions, suits or claims pending (other than routine claims for benefits), or, to Seller's knowledge, threatened against any of the Plans or against the assets of any of such Plans.

            (viii) Seller has not (i) experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) had any tax imposed on it by the Internal Revenue Service for any violation under Section 4975 of the Code; and (iii) engaged in any transaction which could reasonably be expected to subject Seller or any Plan to any liability for any tax under Section 4975 of the Code.

            (ix) There is no matter involving any Plan maintained or established for employees of Seller which is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency or court.

            (x) As to any Plan subject to Title IV of ERISA, (i) there has been no reportable event within the meaning of Section 4043 of ERISA; (ii) no notice of intent to terminate the Plan has been given under Section 4041 of ERISA; (iii) no proceeding has been instituted under Section 4042 of ERISA to terminate any Plan; (iv) no liability to the PBGC has been incurred (other than PBGC insurance premiums); and (v) as to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of any such Plan within the meaning of
      Section 411(d)(3) of the Code.

            (xi) No act, omission or transaction has occurred which could reasonably be expected to result in imposition on Seller of (i) a breach of fiduciary duty liability under Section 409 of ERISA, or (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA.

            (xii) Each Plan which is a "welfare plan" (as defined in Section
      (3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts.

            (xiii) Seller does not provide medical or life insurance benefits to or in respect of employees beyond the date of retirement or other termination of employment, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable law, nor does it have any current or projected liability for any unfunded post-retirement medical or life insurance benefits in respect of any employee or former employee.

            (xiv) No Plan (including any agreement with any employee or former employee) provides for benefits by reason of severance or change in control, except as may be required by COBRA. The consummation of the transactions contemplated under this Agreement will not cause the payment, acceleration, vesting or funding of any compensation, benefit or other entitlement with respect to any employee of Seller under any Plan, except as may be required by COBRA.

            (xv) No employer securities, employer real property or other employer property is included in the assets of any Plan.

            (xvi) Seller is not a party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees that could reasonably be expected to result in any Seller Material Adverse Effect.

            (xvii) Schedule 4.2(g) also sets forth the salary and bonus arrangements and all accrued vacation time for each current employee of Seller as of the date hereof. Except as set forth on Schedule 4.2(g), there are no pending, or, to Seller's knowledge, threatened, actions, suits or claims by former or present employees of Seller (or their beneficiaries). Seller is not a party to any written or oral employment, severance or consulting or similar contract or agreement with any employee of Seller.

            (h) Title to Property. Seller has and will have good and marketable title, or valid leasehold rights (in the case of leased property), to all real property and all personal property purported to be owned or leased by it or used in the operation of its Business, free and clear of all liens, claims and encumbrances of any nature, other than as disclosed on Schedule 4.2(h) (the "Permitted Liens"). On the Closing Date, Seller will convey to Buyer good and marketable title to the Property or, in the case of assets constituting Property which are leased or licensed by Seller pursuant to Contracts, valid leasehold interests or licenses to such Contracts, free and clear of all liens, claims and encumbrances of any nature other than Permitted Liens. Except for the Excluded Assets,

      Schedules 1.1(a), 1.1(b) and 1.1(e) set forth a complete and accurate list of (i) all real property leased by Seller in the conduct of the Business and (ii) all personal property owned by Seller and used in connection with the Business, including without limitation, all inventory, raw materials, packaging materials, machinery, equipment, tooling, parts, furniture, supplies, vehicles, office equipment and other tangible personal property used in conducting the Business, and all leases of equipment or other personal property used in the conduct of the Business with a value in excess of $10,000 individually or $50,000 in the aggregate. All Property used in the conduct of the Business are owned by Seller and are held free and clear of all mortgages, pledges, liens, security interests, claims, encumbrances and restrictions of any nature whatsoever other than Permitted Liens. Except for Permitted Liens, no financing statement under the Uniform Commercial Code or similar law naming Seller as debtor has been filed, and not been terminated, prior to the Closing Date in any jurisdiction in respect of the Property, and, except as disclosed on
      Schedule 4.2(h), Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

      Schedules 1.1(a) and 1.1(e) set forth with respect to each lease ("Lease"), the commencement date, termination date, renewal options, if any, and annual base rents. Except as disclosed on Schedules 1.1(a) and 1.1(e), each such Lease is valid and enforceable in accordance with its terms in all respects and is in full force and effect. To Seller's knowledge, no other party to any Lease is in default of its obligations thereunder, and Seller (or any other party to any such Lease) has not at any time delivered or received any notice of default which remains uncured under any such Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any such Lease. Seller has delivered, prior to the Closing Date, copies of all leases, and all amendments thereto, for real property leased or currently used by Seller in the conduct of the Business. Seller has furnished or made available to Buyer, copies of all engineering, geologic and environmental reports prepared by or for Seller, if any, with respect to the real property leased or used by Seller. Seller does not own any real property other than the leasehold interests described in the Real Property Leases.

            (i) Trademarks, Patents and Copyrights. (i) Except as disclosed on
      Schedule 4.2(i), Seller owns or has the right to use, sell or license all Proprietary Rights and such Proprietary Rights are sufficient for the conduct of the Business of Seller as it is currently being conducted as of the date hereof, in each case used in the conduct of the

      Business. Schedule 1.1(d) hereto lists each patent, patent right, patent application, tradename, trademark, trade name registration, trademark registration, trademark application, copyright registration, copyright registration application, service mark, brand mark and brand name, trade secret, formula, source and object code owned or licensed by Seller and any license for any of the foregoing in each case currently used in the conduct of the Business;

            (ii) Except as disclosed on Schedule 4.2(i), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Proprietary Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Rights or impair the right of Seller to use, sell or license any Proprietary Rights or any portion thereof;

            (iii) Except as disclosed on Schedule 4.2(i) neither the manufacture, marketing, license, sale or intended use of any tangible product currently sold by Seller violates any license or agreement between Seller and any third party relating to such product or to Seller's knowledge infringes any intellectual property right of any other party, and there is no pending or, to Seller's knowledge, threatened claim or litigation contesting the validity and Seller's ownership or right to use, sell, license or dispose of any Proprietary Right nor, to Seller's knowledge is there any basis for any such claim, nor has Seller received any notice asserting that any Proprietary Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Seller's knowledge, is there any basis for any such assertion, and Seller has neither licensed the use of trademarks "SALERNO" or "MAMA'S" to any third party nor permitted the use by any third party of the same in a manner which would infringe the trademark rights of Seller; and

            (iv) Except as disclosed on Schedule 4.2(i), Seller has not received any notice, and to Seller's knowledge, no current or prior members, officers, employees or consultants of Seller claim an ownership interest in any Proprietary Rights as a result of having been involved in the development of such property while employed by or consulting to Seller or otherwise.

            (j) Legal Proceedings, Claims, Investigations, etc. Except as disclosed on Schedule 4.2(j), there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to Seller's knowledge, threatened, against Seller or, to Seller's knowledge, pending or threatened against any member, officer or employee thereof relating to the Business. Except as disclosed on Schedule 4.2(j), Seller has not been informed of any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to Seller or the Business. Seller is not currently subject to any judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other governmental authority.

            (k) Material Contracts. Schedule 1.1(f) sets forth complete and accurate list as of the Closing Date hereof of all contracts or agreements ("Material Contracts") to which Seller is a party involving aggregate consideration payable to or by Seller of $50,000 in a twelve month period or property of Seller, and Seller has provided Buyer copies of (i) all written customer contracts, distribution and shelfspace agreements and supplier agreements, (ii) all other contracts to which Seller is party and
      (iii) all contracts entered into other than in the ordinary course of business showing the parties and subject matter thereof and amendments and modifications thereto.

            Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against Seller, and, to Seller's knowledge, all other parties thereto in accordance with its terms, (ii) has not been otherwise materially amended or modified by Seller except as specified in such Schedules and (iii) is not in default due to the action of Seller or, to Seller's knowledge, any other party thereto.

            (l) Certain Transactions. Except as set forth on Schedule 4.2(l), no member, officer or employee of Seller, nor any member of any such person's family is presently a party to any material transaction with Seller, relating to the Business of Seller, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as managers, officers, directors or employees of Seller), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.

            (m) Broker. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission from Seller other than as set forth on Schedule 4.2(l), in connection with the transactions contemplated hereby based on the arrangements made by or on behalf of Seller.

            (n) Environmental Matters. (i) Seller is not the subject of, or to Seller's knowledge, being threatened to be the subject of (A) any enforcement proceeding, or (B) any investigation, brought in either case under any federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (C) any third party claim relating to environmental conditions on the properties of Seller, except as disclosed on Schedule 4.2(n). Seller has not been notified in writing that it must obtain any permits and licenses or file documents for the operation of its business under federal, state and local environmental laws, except as disclosed on Schedule 4.2(n). Seller has not been notified in writing of any conditions on the properties of Seller which will give rise to any liabilities under any federal, state or local environmental law, rule, regulation or ordinance, except as disclosed on Schedule 4.2(n). For the purposes of this Section 4.2(n), an investigation shall include, but is not limited to, any written notice received by Seller which relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

                  (ii) Except as disclosed on Schedule 4.2(n), there are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants which Seller or any previous occupant of facilities of Seller has used, stored or otherwise held in or on any of the facilities of Seller, which, are present at or have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. Seller's properties have been maintained by Seller in material compliance with all environmental protection and occupational, health and safety laws, ordinances, restrictions, licenses, and regulations. Seller has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance at any third-party off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites which pose a danger to health and safety. Except as disclosed on Schedule 4.2(n), Seller has not prepared, nor has had prepared on its behalf, any environmental studies, reports and analyses relating to the Property of Seller. Except as disclosed on Schedule 4.2(n), Seller has not installed any underground storage tanks at any of its Properties and, to Seller's knowledge, none of such Property contains any underground storage tanks.

            (o) Illegal Payments. Seller, directly or indirectly, has not paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Seller, which any such person knows or has reason to believe to have been illegal under any federal, state or local laws or the laws of any other country having jurisdiction. Seller has not participated, directly or indirectly, in any boycotts affecting any of its actual or potential customers.

            (p) Licenses. Seller is the holder of all state, federal and local licenses, permits and approvals, required to conduct the Business as it is presently being conducted, except where the failure to hold the same would not have a Seller Material Adverse Effect. All such Permits are in good standing, valid and effective, and free and clear of any liens, conditions or restrictions which might limit their full utilization as authorized by any governmental authority. Schedule 1.1(c) lists each Permit held by Seller and its date of expiration. Schedule 4.2(p) sets forth those Permits issued by various governmental authorities and used by Seller in the Business that are not assignable. Seller's inability to assign such Permits to Buyer shall not constitute a breach or default of any provision of this Agreement.

            (q) Compliance with Law. Seller has complied in all material respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions which are applicable to or binding upon Seller, the Business or the Property.

            (r) Inventories. All Inventories reflected in the Financial Statements are stated at the lower of cost or market on a first-in-first-out basis in accordance with U.S. GAAP consistently applied, with adequate reserves for obsolete, obsolescent and slow moving items consistently applied in conformity with past practices.

            (s) Labor Matters. Except as disclosed on Schedule 4.2(s), Seller has not received any notice from any labor union or group that it represents or intends to represent Seller's employees. Except as disclosed on Schedule 4.2(s), Seller has complied in all material respects with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours. Except as disclosed on
      Schedule 4.2(s), Seller has not received any written notice of and there is no complaint alleging unfair labor practices against Seller pending, or to

      Seller's knowledge, threatened before the National Labor Relations Board or any other charges or complaints pending, or to Seller's knowledge, threatened before the Equal Employment Opportunity Commission, any state or local Human Rights Commission or any other state or local agency in respect of labor or employment matters. Except as disclosed on Schedule 4.2(s), no labor strike, material dispute, slowdown or stoppage has occurred with respect to Seller's employees and there is no labor strike, material dispute, slowdown or stoppage pending or to Seller's knowledge, threatened with respect to Seller's employees. Except as disclosed on
      Schedule 4.2(s), there are no pending grievances or arbitration proceedings against Seller with respect to Seller's operation of the Business.

            (t) Books of Account; Records. The general ledgers, books of account and other records of Seller in respect of the Business are complete and correct in all respects and have been maintained in accordance with good business practices and on a consistent basis from period to period reflected therein.

            (u) Complete Disclosure. No representation or warranty made by Seller in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Buyer by or on behalf of Seller, pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            (v) Condition of the Assets. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, HEREIN, ALL OF THE PROPERTY IS CONVEYED TO BUYER AS IS, WHERE IS AND SELLER HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT THERETO, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Seller does not have any assets in excess of $10,000 individually or $100,000 in the aggregate, used in, related in any way to, or required for the conduct of the Business which is not included in the property described on the Schedules hereto.

            (w) Accounts Payable. All accounts payable of the Business have been incurred in the ordinary course of business consistent with past practice.

            (x) Customers. Except as set forth on Schedule 4.2(x), there are no pending or, to Seller's knowledge, threatened disputes between Seller and any of its vendors, suppliers, customers or other parties which in any way relate to Seller's operation of the Business.

            (y) Banks; Safe Deposit Boxes. Schedule 1.1(k) hereto lists the names and locations of all banks at which Seller has an account and/or safe deposit box, the numbers of any such accounts and the names of all persons authorized to draw thereon or to have access thereto.

            (z) Snyder's Distribution Agreement. Seller has no written agreement nor intends to enter into any written agreement with Snyder's of Hanover, Inc.

                                   ARTICLE V.

                                    COVENANTS

            Section 5.1. Covenants Regarding Conduct of Seller's Business Pending the Closing. Except for acts, omissions, or events which would not cause the representations of Seller set forth in Section 4.2 to be untrue in any material respect or as otherwise consented to in writing by Buyer, Seller covenants and agrees that between the date of this Agreement and the Closing Date, Seller will carry on its businesses in the ordinary course and in a manner consistent with past practice, and will use commercially reasonable efforts to
(a) preserve its present business organizations intact, (b) retain the services of its present employees and (c) preserve the goodwill of its customers and suppliers, and will not, except in the ordinary course of business, purchase or lease any property or assets or incur any liability or enter into any other extraordinary transaction. By way of amplification and not limitation, Seller shall not (except as contemplated hereunder and except for matters which would not cause the representations of Seller set forth in Section 4.2 to be untrue in any material respect), between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Buyer:

            (a) (i) make any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practice, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any of its assets; (iii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligation of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm, or corporation, or enter into any contract or agreement to do so, except in the ordinary course of business and consistent with past practice; (iv) authorize any single capital expenditure or series of related capital expenditures which, individually or in the aggregate, will be in excess of $50,000; or (v) release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

            (b) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to its policies in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

            (c) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any Employee Plan to any employee, independent contractor or consultant, enter into any new Employee Plan or any new consulting agreement grant or establish any awards under such Employee Plan or agreement, in any such case providing for more than $5,000, or adopt or amend any of the foregoing;

            (d) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures;

            (e) enter into or terminate any material contract or agreement or make any material change in any of its material contracts or agreements, other than (i) in the ordinary course of business and (ii) agreements, if any, relating to the transactions contemplated hereby; or

            (f) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date when made.

            Section 5.2. Audit. Seller covenants to cause Seller's affiliates, officers, members, employees, auditors and agents to afford the auditors, employees and agents of Buyer complete access at all reasonable times and upon reasonable notice to its properties, offices and other facilities and to all books and records, and shall furnish Buyer with all financial, operating and other data and information as Buyer through its auditors, employees or agents, may reasonably request whether required for the review or audit by AMG of Seller's financial statements or otherwise. Seller agrees to assist, without being obligated to pay or incur any fees or to make any payments to any party, Buyer, its auditors, employees and agents with any such review or audit of Seller's financial statements, including promptly providing upon request (a) a list of all equipment, and all invoices therefor, and the location where such equipment is located, (b) a list of the name and address of all customers of Seller, (c) copies of all loan and other material agreements, (d) copies of financial statements of Seller for the preceding three years and for the year to date, to the extent available, and (e) a current payroll register and organizational chart of Seller, and all other reasonable commercial, accounting and financial information relating to the business as may be reasonably requested in connection with the review or audit by AMG of Seller's financial statements.

            Section 5.3. No Other Negotiations. Seller agrees that, between the date hereof and the Closing Date, Seller will not, nor will it permit any of its affiliates (including any officers, members, employees, financial advisors, brokers, members' representatives, agents or any other person acting on its behalf) to, (a) directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group concerning any merger, sale of substantially all of the assets, sale of substantially all of the capital stock or limited liability company interests or debt securities of Seller or similar transaction involving Seller, (b) enter into any agreement with a third party with respect to the acquisition, directly or indirectly, of substantially all of Seller's assets or limited liability company interests or other securities of Seller or any merger, business combination, consolidation or reorganization or (c) provide a third party with general access to its books, records or employees for the purpose of enabling such third party to conduct a purchase investigation of its legal, financial or business condition.

            Section 5.4. Additional Covenants. Seller and Buyer covenant and agree:

            (i) Diligent Efforts. Subject to the conditions set forth herein, to proceed diligently and to use reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

            (ii) Compliance. To comply in all material respects with all applicable rules and regulations of any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby; to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

            (iii) Notice. To give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event whose occurrence or failure to occur, would be likely to cause any representation or warranty contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date and
(b) any material failure on its part, or on the part of any of its officers, members, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section 5.5. Announcements. Between the date of this Agreement and the Closing Date, unless required by applicable law evidenced by a legal opinion of outside counsel or regulatory authority, none of the parties hereto or any of their affiliates (including any officers, directors, employees, representatives, agents or any other person acting on their behalf) shall issue any report, statement or press release to the public, the trade or the press or any third party relating to this Agreement and the transactions contemplated hereby, except as mutually agreed to in writing by the parties hereto. Copies of any such reports, statements or press releases, including any announcements or disclosures mandated by law or regulatory authorities shall be delivered to each party hereto prior to their release. Between the date of this Agreement and the Closing Date, neither party shall disclose the name of the other party or the terms of this Agreement and the transactions contemplated hereby, in any document, release or other communication, prepared, issued or transmitted by such party, or any director, officer, employee, agent or representative of such party, without the other party's prior written authorization, except (i) as provided in the first sentence of this Section 5.5 and (ii) to any of Republic Acceptance Corporation, American Pacific Financial Corporation, Yapton Developments, Limited, Gaines, Berland, Inc. (and any other underwriter which may join it in Buyer's initial public offering), any legal or financial advisor of such party and the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market ("Nasdaq"); provided such party has agreed in writing to maintain the confidentiality of such information (other than the SEC and Nasdaq).

            Section 5.6. Sales and Transfer Taxes. All sales and transfer taxes, recording taxes, and similar taxes and charges, incurred in connection with the sale of the Property under this Agreement will be borne one-half by Seller and one-half by Buyer.

            Section 5.7. Transferred Employees.

            (a) Offer of Employment. Subject to and in accordance with the provisions of this Section 5.7, Buyer shall, effective upon the Closing, offer full-time employment to all of the employees who are employed by Seller as of the Closing Date except those employees listed on Schedule
      5.7 hereof (the

      "Seller's Employees") on terms and conditions substantially similar to the terms and conditions of their employment relationship with Seller. In furtherance of this purpose, Seller has delivered to Buyer a current payroll register and organizational chart of Seller. Buyer shall not contact the employees of Seller prior to the Closing for the purposes of making offers of employment with Buyer. Buyer shall hire all of Seller's Employees who accepts such offer. Buyer will deliver to Seller a list of all of Seller's Employees who have accepted an offer of employment promptly after the Closing. Each of Seller's Employees who actually becomes a full-time employee of Buyer upon the Closing is hereinafter referred to as a "Transferred Employee."

            (b) Transition. The employment of the Transferred Employees by Seller shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by Buyer shall commence at or after 12:01 a.m. on the day of the Closing Date.

            (c) Retention of Employees Prior to Closing. Seller shall expend its reasonable efforts to (i) retain the Seller's Employees as employees of Seller until the Closing Date, and (ii) assist Buyer in securing the employment on the Closing Date of the Seller's Employees; provided, however, that Seller shall not be required to incur any financial obligation beyond continuing to pay for current employee compensation and benefits prior to the Closing in connection with the foregoing unless otherwise required by this Agreement. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any of Seller's Employees terminates employment with Seller after the date of this Agreement but prior to the Closing.

            (d) Compensation and Benefits of Transferred Employees. Coverage for Transferred Employees under Buyer's benefit plans and programs shall commence as of 12:01 a.m. on the Closing Date. Buyer shall give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service (including time during approved leaves of absences of less than twenty-six (26 weeks)) with Seller for purpose of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs, unless otherwise prohibited by law or the terms of any of Buyer's benefit plans and programs, and shall give each Transferred Employee credit for any accrued vacation time to which each Transferred Employee would be entitled immediately prior to Closing under Seller's current vacation policy. Seller shall retain responsibility for any claims under its health insurance policies made by Transferred Employees arising out of insurable losses incurred or claims accrued on or prior to the Closing Date.

            (e) Employees Other than Transferred Employees. Seller shall retain responsibility only for employees listed on Schedule 5.7.

            (f) Severance. Buyer retains the right to terminate any Transferred Employee. However, in accordance with Section 1.4, Seller's sole responsibility for any severance for Transferred Employees who Buyer terminates within 30 days after the Closing Date shall be an amount not to exceed $50,000, based on one week's pay for each year of service with the initial service year to commence on the later of (i) January 1, 1996 or
      (ii) the year such employee commenced service with Seller for all such Transferred Employees.

            Section 5.8. End of Use of Trade Names and Corporate Name. As of and after the Closing, Seller shall not use the "SALERNO" or "MAMA'S" names or title similar to such trade names or any other trade name or trademark being transferred hereunder. In addition, Seller will, on the Closing Date, change its name from Salerno Foods, L.L.C. to Old Biscuit, L.L.C.

            Section 5.9. Retention of Organization. Seller will not take any action to dissolve Seller prior to December 31, 1998.

                                   ARTICLE VI.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

            The obligations of Seller under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by Seller, of each of the following conditions:

            (a) Representations and Warranties. Buyer's representations and warranties set forth in Section 4.1 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

            (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer as of the Closing Date shall have been performed and complied with in all material respects on or prior to the Closing including, the delivery of funds and the execution of instruments and documents in accordance with this Agreement and all agreements referred to in Section 3.3 shall be in full force and effect.

            (c) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

            (d) Certificates. Buyer shall have delivered to the Seller (i) a certificate, dated the Closing Date, executed by Buyer's Chief Executive Officer to the effect that the conditions set forth in subsections (a) and
      (b) and, to the knowledge of such officer, (c), of this Article VI have been satisfied and (ii) a certificate dated the Closing Date, executed by Buyer's Secretary, to the effect that (A) the Certificate of Incorporation and By-laws of Buyer shall have not been amended since the date upon which certified copies of each had been delivered to Seller and remain in full force and effect and (B) the officers executing the Agreement and all other agreements to be executed by Buyer pursuant hereto on behalf of Buyer are duly elected and hold the offices set forth therein, with resolutions approved by the Board of Directors of Buyer attached as an exhibit thereto.

            (e) Polhill Assumption Agreement. Larry R. Polhill, American Pacific Financial Corporation, a California corporation ("APFC"), and Buyer shall have executed and delivered an Assumption Agreement in the form of Exhibit P hereto (the "Polhill Assumption Agreement").

            (f) Polhill Subordination Agreement. Larry R. Polhill and APFC shall have executed and delivered a Subordination Agreement in the form of Exhibit T hereto (the "Polhill Subordination Agreement").

            (g) Polhill Indemnification Agreement. Larry R. Polhill shall have executed and delivered to Seller an Indemnification Agreement in favor of Seller and its members with respect to certain liabilities of Seller in form and substance reasonably acceptable to Seller (the "Polhill Indemnity").

                                  ARTICLE VII.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by Buyer, of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Seller set forth in Section 4.2 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

            (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller as of the Closing Date shall have been performed and complied with in all material respects on or prior to the Closing including, without limitation, the execution of instruments and documents in accordance with this Agreement and all agreements referred to in
      Section 3.2 shall be in full force and effect.

            (c) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

            (d) Certificates. Seller shall have delivered to Buyer (a) a certificate, dated the Closing Date, executed by a duly authorized manager of Seller to the effect that the conditions set forth in subsections (a) and (b) and, to the knowledge of such manager, (c), of this Article VII have been satisfied and (ii) a certificate dated the Closing Date, executed by a manager of Seller to the effect that (A) the Certificate of Formation and Operating Agreement of Seller shall have not been amended since the date upon which certified copies of each had been delivered to Buyer and remain in full force and effect and (B) the managers executing this Agreement and Seller's Documents on behalf of Seller are duly elected and hold the offices set forth therein, with copies of resolutions approved by the managers and the members attached as an exhibit thereto.

            (e) No Remaining Outstanding Debt of Seller. Seller shall not have any outstanding debt, or capital lease obligations or liens or encumbrances of any kind remaining as of the Closing Date (other than debt being paid by Seller concurrently with the Closing and the Assumed Liabilities). Evidence of the payment of all indebtedness satisfactory to Buyer shall be furnished to Buyer.

            (f) Approval of Lenders. Buyer shall have received the consent of Republic Acceptance Corporation to enter into this Agreement and for the consummation of the transactions contemplated hereby.

            (g) Loans of Lender. Republic Acceptance Corporation shall have entered into the First Amendment to Financing Agreement in the form attached hereto as Exhibit U.

            (h) FERS Consent. Friedman, Eisenstein, Raimer & Schwartz ("FERS") shall have provided its written consent for the inclusion of its audit report regarding Seller's fiscal 1996 financial statements in Buyer's Form S-1 registration statement, and all amendments thereto, relating to an initial public offering of Buyer's securities.

            (i) Operation of the Business. Since the date hereof, no Seller Material Adverse Effect shall have occurred as determined by Buyer in its reasonable discretion.

            (j) Consents. The consent of each Governmental Authority and each other person whose consent is required for the consummation of the transactions contemplated by this Agreement or for the assignment of any of the assets or properties, including, without limitation, Material Contracts and Permits, of Seller to Buyer shall have been obtained.

            (k) Certain Contracts. Each of the Contracts listed of Schedule 1.1(f) shall be in full force and effect, except as otherwise described on such Schedule, and, except as otherwise described on such Schedule, no consent shall be required to transfer such contracts to Buyer at Closing.

            (l) Opinion of Counsel of Seller. Buyer shall have received the opinion of Freeborn & Peters, counsel to Seller, dated the Closing Date, in the form attached hereto as Exhibit F.

            (m) Financing. Buyer shall have consummated a financing or financings on terms acceptable to Buyer resulting in minimum net proceeds to Buyer of at least $4,600,000.

            (n) Pate Agreement. The Pate Amendment shall have been executed by the parties thereto.

            (o) Restrictive Covenant Agreements; Escrow Agreement. The Restrictive Covenant Agreements and the Escrow Agreement shall have been executed by the parties thereto.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

            Section 8.1. Survival of Representations, Warranties and Agreement. Subject to the limitations set forth in this Article VIII and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or Seller, all representations, warranties, covenants and agreements of Buyer and Seller in this Agreement (other than Section 4.2(f)) shall survive until December 31, 1998. The representations and warranties contained in Section 4.2(f) relating to Taxes shall remain in full force and effect until the expiration of the applicable statute of limitations and all covenants shall remain in full force and effect pursuant to their terms.

            Section 8.2. Indemnification by Seller. Subject to the limits set forth in this Article VIII, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, employees, affiliates, agents and representatives (collectively, the "Buyer Indemnified Parties") harmless from and against any and all loss, liability, damage (net of any insurance recovery or other benefit, and reduced by any Tax Benefit (as hereinafter defined)), costs and expenses (including interest, penalties and reasonable attorneys' fees) (collectively, "Losses") that Buyer may incur or become subject to arising out of or due to, directly or indirectly (a) any inaccuracy of any representation or the breach of any warranty, covenant or obligation of Seller contained in this Agreement; (b) any liability imposed upon Buyer as transferee of the Business or the Property, or otherwise relating to the conduct of the Business in respect of any period ending on or prior to the Closing Date, except to the extent such liability for such period has been expressly assumed by Buyer as an Assumed Liability; (c) any liability imposed upon Buyer and arising out of or relating to any of Seller's other assets, operations, businesses or activities that are not a part of the Business; (d) any misrepresentation in or any omission from any exhibit, certificate, schedule or other material document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Seller under this Agreement; and (e) Seller's failure to comply with the bulk transfer laws of any state or Seller's misapplication of the proceeds of the purchase price of the Property in fraud of its creditors or obligees; provided, that in the absence of fraud Seller shall have no liability under this Section 8.2 unless and until the aggregate amount of all claims by Buyer Indemnified Parties arising out of one or more breaches of the representations or warranties by Seller shall exceed, in the aggregate, an amount equal to $75,000. For the purposes of this Agreement, "Tax Benefit" shall mean the excess, if any, of (i) the present value of any United States federal tax deduction, expense, loss, increase in asset basis, credit or refund to Buyer or an affiliate thereof or successor thereto, computed in respect of any Loss calculated using the applicable long-term federal rate as defined in Section 1274(d) of the Code or any successor provision over (ii) the present value of any lost United States federal tax deduction, expense, loss or deficiency (including a reduction in tax basis) resulting from the payment by Seller of any indemnity payment hereunder to, or for the benefit of, Buyer. The indemnification obligations of Seller for breach of the representations and warranties contained herein, in the absence of fraud, shall be limited to a maximum of $500,000 in the aggregate.

            Subject to Section 8.5, Seller will reimburse Buyer and each controlling person for any reasonable legal or any other expenses reasonably incurred by them in connection with investigating, defending or settling any such Loss, claim, liability, action or proceeding.

            Section 8.3. Indemnification by Buyer. Subject to the limits set forth in this Article VIII, Buyer agrees to indemnify, defend and hold Seller and Seller's officers, employees, independent consultants, affiliates, agents and representatives (collectively, the "Seller Indemnified Parties") harmless from and against any and all Losses that any of Seller Indemnified Parties may incur or become subject to arising out of or due to, directly or indirectly, (a) any inaccuracy of any representation or the breach of any warranty, covenant or obligation of Buyer contained in this Agreement, (b) any of the Assumed Liabilities arising on or after the Closing Date or (c) the ownership of the Property or the conduct of the Business on or after the Closing Date. Buyer will reimburse Seller Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such Loss, claim, liability, action or proceeding. The indemnification obligations of Buyer for breach of the representations or warranties contained herein, in the absence of fraud, shall be limited to a maximum of $500,000 in the aggregate.

            Section 8.4. Certain Tax Matters. Seller agrees to indemnify, defend and hold Buyer and each of its directors and officers harmless from and against any and all Losses that Buyer or any of its affiliates may incur or become subject to arising out of or due to any and all federal, state and local tax liability (including interest, penalties and additions to taxes), if any, (i) resulting from a breach of any representation or warranty set forth in Section 4.2(f) of this Agreement or (ii) arising out of the operation of the Business or ownership of the Property for any period prior to or including the Closing Date.

            Section 8.5. Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand or written notice made by any third party against the indemnified party (a "Third Party Claim") after the Closing Date, such indemnified party must notify the indemnifying party (the "indemnifying party") in writing of the Third Party Claim within 30 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided that the failure of any indemnified party to give timely notice shall not affect his right of indemnification hereunder except to the extent the indemnifying party has actually been prejudiced or damaged thereby. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party (which counsel shall be reasonably satisfactory to the indemnified party) in the event such Third Party Claim solely involves an action for monetary damages and could not affect the indemnified party's business going forward. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party will cooperate in all reasonable respects with the indemnifying party in connection with such defense, and shall have the right to participate in such defense with counsel selected by it. The fees and disbursements of such counsel, however, shall be at the expense of the indemnified party; provided, however, that, in the case of any Third Party Claim of which the indemnifying party has not employed counsel to assume the defense, the fees and disbursements of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable hereunder to indemnify the indemnified party for any settlement effected without its written consent, to the extent it has assumed the defense of such claim, of any claim, action or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE IX.

                                   TERMINATION

            Section 9.1. Termination by Any Party Hereto. This Agreement may be terminated and cancelled at any time prior to the Closing by Buyer on the one hand, or Seller on the other hand, upon written notice to the proper party or parties if: (i) any of the representations or warranties of the party or parties receiving such notice contained herein shall prove to be inaccurate or untrue in any material respect; (ii) any obligation, term or condition to be performed, kept or observed by the party or parties receiving such notice hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; or (iii) the Closing has not taken place on or before April 13, 1998.

            Section 9.2. Termination by Buyer. This Agreement may be terminated and cancelled by Buyer without penalty, damages, payments or liabilities whatsoever to any party hereto at any time prior to the Closing in the event of a material adverse loss or damage to the Property in excess of $50,000, it being understood by the parties that none of the risk of any such loss or damage prior to the Closing shall be borne by Buyer.

                                   ARTICLE X.

                                  MISCELLANEOUS

            Section 10.1. Expenses. Except as otherwise specifically provided in this Section 10.1 or otherwise in this Agreement, all costs and expenses, including, without limitation attorney's fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses regardless of the termination of this Agreement or the failure to consummate the transactions contemplated hereby. All of the fees and expenses of AMG and of FERS (but as to FERS only if the transactions contemplated by this Agreement are consummated) for audits of the Seller from and after February 27, 1998 and all of the reasonable fees and expenses of Freeborn & Peters incurred in the preparation of its audit letter for AMG shall be borne by Buyer.

            Section 10.2. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally or by facsimile transmission (and a copy is mailed by regular mail within 24 hours of such transmission), in either case with receipt acknowledged,
(ii) three business days after being sent by registered or certified mail, return receipt requested, or (iii) one business day after being sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses:

            (a) If to Buyer to:

                   The Delicious Frookie Company, Inc.
                   2720 River Road, Suite 126
                   Des Plaines, IL 60018
                   Facsimile:  (847) 699-5940
                   Attention:  Chief Executive Officer

                   with a copy (which shall not constitute notice) to:

                   Olshan Grundman Frome & Rosenzweig LLP
                   505 Park Avenue
                   New York, New York 10022
                   Facsimile:  (212) 980-7177
                   Attention:  Jeffrey S. Spindler, Esq.

            (b) If to Seller to:

                   Salerno Foods, L.L.C. (prior to the Closing) or Old Biscuit, L.L.C. (after the Closing)
                   150 N. Wacker Drive
                   Chicago, Illinois 60606
                   Facsimile:  (312) 201-1415
                   Attention:  Ronald Davies, Jr.

                   with a copy (which shall not constitute notice) to:

                   Freeborn & Peters
                   311 South Wacker Drive
                   Suite 3000
                   Chicago, Illinois 60606-6677
                   Facsimile:  (312) 360-6520
                   Attention:  Richard R. Dennerline, Esq.

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 10.2.

            Section 10.3. Entire Agreement. This Agreement, the Schedules and Exhibits attached hereto and the Basic Documents, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings among the parties hereto including, without limitation, the Letter of Intent dated February 27, 1998 among Buyer, Seller and the members of Seller party thereto (the "Letter of Intent").

            Section 10.4. Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state. Seller hereby agrees to defend, indemnify and forever hold Buyer harmless from and against any and all liability (including any claims, suits or demands against Buyer), loss, cost (including reasonable attorney's fees), expense or damage of any kind which Buyer may suffer as a result of any provision of any applicable bulk sales law.

            Section 10.5. Binding Effect, Benefits, Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights, but not its obligations, under this Agreement without the consent of Seller so long as any such assignee shall also assume Buyer's obligations hereunder, in addition to Buyer not being released from such obligations.

            Section 10.6. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law rules of such state.

            Section 10.7. Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Illinois state court or federal court sitting in the State of Illinois over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at his, her or its address set forth in this Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            Section 10.8. Arbitration.

            (a) Except as otherwise provided in this Agreement, each of the parties hereto hereby irrevocably consents to arbitration of any dispute, controversy or claim arising out of or relating to Sections 2.2, 2.3 or 2.4 to this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, any objection to the use of arbitration to resolve any such dispute, controversy or claim. If the parties in good faith cannot resolve any controversy or claim arising out of or related to Sections 2.2, 2.3 or 2.4 to this Agreement or in connection with a breach thereof within 20 days after the claimant gives written notice of such controversy or claim to the other party, any party may demand and commence arbitration of the controversy or claim. In the event of a demand for arbitration, Seller shall select one arbitrator and Buyer shall select one arbitrator, within 30 days after such demand shall have been given (the "Demand Date"), and the two arbitrators, within 45 days thereafter, shall select a third arbitrator. If the third arbitrator shall not be selected within 45 days after the Demand Date, either Seller, on the one hand, or Buyer, on the other hand, may apply to the American Arbitration Association (or any successor thereto) for the appointment of an arbitrator in Chicago, Illinois, and the parties shall be bound by the appointments made by such Association. The arbitration shall be held in Chicago, Illinois, as promptly as practicable thereafter under the rules of the American Arbitration Association in effect at the time such controversy, claim or breach is submitted to arbitration. The award or decision made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final, binding and conclusive upon them in the absence of fraud and judgment upon such award or decision may be entered in any court having jurisdiction thereof. Seller, on the one hand, and Buyer, on the other hand, shall bear equally the cost of such arbitration.

            (b) Notwithstanding the provisions of Section 10.8(a), the parties hereto shall have the right to seek and obtain from a court of competent jurisdiction a temporary restraining order, injunction, specific performance or other equitable relief to enforce the provisions of this Agreement.

            Section 10.9. Further Assurances. At, and from time to time after the Closing Date, at the request and expense of Buyer but without further consideration, Seller will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Buyer reasonably may request in order more effectively to convey, transfer, assign and deliver to Buyer, and to place Buyer in possession and control of, any of the rights, properties, assets and business constituting part of the Property, or to assist in the collection or reduction to possession of any and all of such rights, properties, and assets or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect to the Property.

            Section 10.10.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 10.11.Headings. The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                         BUYER:

                                         THE DELICIOUS FROOKIE COMPANY, INC.



                                         By:     /s/ Michael Kirby
                                                 -------------------------------
                                                 Name:   Michael Kirby
                                                 Title:  President


                                         SELLER:

                                         SALERNO FOODS, L.L.C.



                                         By:     /s/ Robert D. Long
                                                 -------------------------------
                                                 Name:
                                                 Title:  Manager